                                                          EXHIBIT 10.28

* Portions of this document have been omitted pursuant to a request for confidential information.


                       AMENDED AND RESTATED SUPPLY AGREEMENT


     THIS AMENDED AND RESTATED SUPPLY AGREEMENT (this "Agreement") is entered into as of the 30th day of December, 1997 by and between SUDORMED, INC., a California corporation ("Sudormed"), and PACIFIC BIOMETRICS, INC., a Delaware corporation ("Customer").

                                  R E C I T A L S:

     A. Sudormed and Customer are concurrently entering into an Amended and Restated License Agreement dated the date hereof (the "License Agreement"); and

     B. Sudormed and BioQuant, Inc. (a wholly-owned subsidiary of Customer, as successor-in-interest to CEO Advisors, Inc.) are parties to a Supply Agreement dated August 6, 1993; and

     C. Sudormed and Customer desire to amend and restate the previous Supply Agreement to provide that Customer be a party thereto, and to modify the terms thereof, all as set forth herein; and

     D. The License Agreement provides that the Customer shall purchase from Sudormed the "Licensed Products", as defined in the License Agreement, pursuant to a "Supply Agreement".

     E. Sudormed and Customer desire to enter into this Agreement and acknowledge that this Agreement constitutes the "Supply Agreement" referred to in Recital D above.


     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1.     PRODUCT DEFINITION.

          For purposes of this Agreement, "Product" shall mean an adhesive patch meeting the specifications set forth on Exhibit A. The parties may, by mutual agreement, modify such specifications, or add additional specifications for other variants, all of which shall be deemed "Product" for the purposes of this Agreement.

     2.   TERM AND TERMINATION.

          2.1 TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period terminating on the earlier to occur of
(i) the termination of the License Agreement or (ii) as otherwise provided in this Agreement.

          2.2 TERMINATION DUE TO MONETARY DEFAULT. If Customer fails to make payment of any monetary amount within fifteen (15) days after the date due under this Agreement, Sudormed may, at its sole discretion, terminate this Agreement by providing notice of termination to Customer, and, if such monetary amount is not paid in full within five (5) days of such notice, such termination shall take effect immediately upon the expiration of such five (5) day period.

          2.3 TERMINATION DUE TO OTHER DEFAULTS. Except as provided in paragraph 2.2, upon a default by a party of any material obligation of such party in this Agreement, the non-defaulting party may give notice in writing to the party in default and the defaulting party shall have sixty (60) days from such notice to cure the default. If the defaulting party does not cure the default within such sixty (60) days, the non-defaulting party may terminate this Agreement by providing notice of termination which shall take effect ten (10) days from the giving of such notice by the defaulting party.

          2.4 NO WAIVER. Termination under this Section 2 shall not relieve either party of any obligation existing upon the date of termination or relieve the defaulting party from liability for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

          2.5 CONTINUING PROVISIONS. The termination of this Agreement shall not relieve Sudormed and Customer of their respective obligations set forth in Sections 4, 8, 9, 10 and 11, and obligations under then existing Quarterly Purchase Orders (as defined in paragraph 5.2) for purchase and delivery of Product, except that the terminating party may elect whether such Quarterly Purchase Orders will remain in effect.

     3.   REQUIREMENTS.

          3.1 PURCHASE AND SALE. Customer agrees, for itself, its sublicensees, and any entity controlled by or in control of Customer, to purchase all the Product requirements of each of the foregoing from Sudormed and Sudormed shall use its best efforts to supply all such Product, subject to the terms and provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Sudormed is unable to correct a recurring problem in delivering non-defective Product timely, then Customer shall not be obligated to purchase all of its requirements from Sudormed (in so doing, Customer shall not be waiving any claims for breaches which may have occurred). A recurring problem in delivering non-defective Product shall be deemed to occur if, and only if, Sudormed has failed to supply non-defective
Products equal to at least [         *          ] of the Product ordered by
Customer, averaged over three (3) consecutive quarters, and the amounts so ordered have not exceeded the forecasted amounts in accordance with Section
5.1 below. A Product shall be defective only if it fails to meet the specifications set forth on Exhibit A. The use and sale by Customer of all Product so purchased shall be subject to the restrictions, terms and provisions contained in the License Agreement, and the sale of Product to Customer is conditioned upon Customer complying fully with such restrictions, terms and provisions. It is understood that Sudormed shall have the right to contract with respect to the manufacture of the Product with such third parties as Sudormed deems advisable.

*Omitted pursuant to a request for confidential treatment.

          3.2 MINIMUM PURCHASE ORDERS. Notwithstanding anything in this Agreement to the contrary, if Customer does not order the minimum number of units of Product during each period set forth on Exhibit B (the "Minimum Quantity"), then commencing on the first day after the end of such period, and thereafter IRRESPECTIVE of the quantity of Product ordered, the license grant in paragraph 2.a. of the License Agreement shall become and remain nonexclusive in accordance with the terms of the License Agreement.

     4.   PRICE AND TERMS OF PAYMENT.

          4.1 PURCHASE PRICE. The purchase price of the Product shall be as set forth on Exhibit C. The Customer agrees that Sudormed may change the price at any time and from time to time, provided, however, that any price change shall be due to changes in Sudormed's direct Product costs. Sudormed shall provide to the Customer such documents confirming any cost increases as shall reasonably be requested from time to time by the Customer. In the event that any such price change is such that the business relationship between the parties is not beneficial economically, then the parties agree to negotiate the price and, if a new price cannot be mutually agreed upon, the Customer may either accept such price change as announced by Sudormed or terminate the relationship by giving Sudormed written notice of such termination within thirty (30) days of the announcement of such change, which termination shall be effective upon the expiration of such thirty (30) day period. In addition, in the event any Product is approved for use as an over-the-counter ("OTC") product, Customer and Sudormed shall mutually evaluate appropriate modifications to the Minimum Quantities set forth on Exhibit B and the prices set forth on Exhibit C. In the event Sudormed's supplier of Product reduces its price charged to Sudormed, then Sudormed shall equally reduce the price payable by Customer to Sudormed. In addition, should Customer request any changes to the Product, including without limitation, any changes required for new indications or regulatory compliance, Sudormed shall inform Customer of (i) any non-recurring costs in implementing such change, and (ii) any recurring incremental change in Sudormed's direct Product costs. If Customer elects to proceed with such change, Customer shall reimburse Sudormed the non-recurring costs, as invoiced by Sudormed, and the Product price, as set forth on Exhibit C, shall be amended to reflect such incremental cost changes. In addition to the foregoing price, Customer shall be responsible for and pay or reimburse Sudormed for any sales or use tax which may be imposed on any sale of Product under this Agreement.

          4.2 TERMS OF PAYMENT. Sudormed will submit after each shipment an invoice for the purchase price of the Product so shipped. The Customer shall make payment to Sudormed in the amount of such invoice within thirty (30) days of the date of such invoice.

     5.   FORECASTS, QUARTERLY ORDERS, MINIMUMS AND ACCEPTANCE.

          5.1 FORECASTS. For each calendar quarter during the term of this Agreement, the Customer shall provide Sudormed a written forecast of the Customer's anticipated maximum and minimum requirements of the Product for such quarter and the succeeding three (3) calendar quarters. Such forecast shall be provided within ten (10) days of the date hereof with respect to the quarters commencing January 1, 1998 and April 1, 1998 and at least one hundred eighty
(180) days prior to the beginning of each quarter thereafter.

          5.2 QUARTERLY ORDERS; MINIMUMS. For each calendar quarter during the term of this Agreement, the Customer shall provide a written purchase order for Product for such calendar quarter (the "Quarterly Purchase Order"). Such purchase order shall be provided within ten (10) days of the date hereof with respect to the quarter commencing January 1, 1998 and at least one hundred twenty (120) days prior to the beginning of each quarter thereafter. Each Quarterly Purchase Order will include without limitation the shipment destination and a requested delivery date or, in the event that the Customer desires that Product be shipped in more than one shipment, a shipment destination and a requested delivery date for each such shipment. The Quarterly Purchase Order shall be for Product within the estimated maximum and minimum requirements last provided to Sudormed by the Customer pursuant to paragraph 5.1 above.

5.3 ACCEPTANCE. Within thirty (30) days after receipt of any Quarterly Purchase Order, Sudormed shall accept such Quarterly Purchase Order in writing; provided, however, that the Customer delivered such Quarterly Purchase Order to Sudormed in accordance with Section 5.2. Acceptance of any order placed by Customer does not constitute acceptance by Sudormed of any of the terms and conditions of those orders, except as to quantity of Product involved. All orders are governed by the provisions of this Agreement.

     6.   SHIPMENT.

          6.1 REASONABLE EFFORTS. Sudormed shall use reasonable efforts to ship all orders according to any reasonable shipping schedule and method of shipment specified by the Customer, but Sudormed shall not be liable for failure to meet shipping schedules.

          6.2    RISK OF LOSS.  All shipments of Product will be F.O.B.
delivery to the carrier at Sudormed's facilities or other domestic place of shipment to a shipment destination selected by the Customer. Title and risk of loss or damage shall pass to the Customer at the time of delivery of the Product to the carrier.

          6.3 CONTAINERS. Sudormed shall ship the Product to the Customer in containers to be selected by Sudormed, provided that such containers are reasonably acceptable to the Customer.

          6.4 COSTS OF SHIPMENT. All freight, insurance, and other shipping expenses shall be borne by the Customer. The Customer shall also bear any and all applicable taxes, duties, customs, brokerage fees and other similar charges that may be assessed against shipments of the Product. The Customer shall be responsible for filing all freight claims.

          6.5    RISK OF LOSS AND COSTS - SPECIAL ARRANGEMENTS.
Notwithstanding the foregoing, if Sudormed has the Product manufactured by a third party and such third party has agreed to retain title and bear the risk of loss until the Product is delivered and has agreed to drop ship the Product directly to Customer at such party's cost, then Customer shall be entitled to the same terms as Sudormed with respect to such shipment.

     7.   MANUFACTURING STANDARDS AND QUALITY ASSURANCE.

          7.1 SPECIFICATIONS. Sudormed will manufacture Product for Customer in accordance with the manufacturing specifications set forth in the attached Exhibit A, and any further specifications as shall be furnished by Customer and agreed to in writing by Sudormed which will not be unreasonably withheld (the "Specifications"), subject to reimbursement for costs and adjustments in price, as set forth in Section 4.1.

          7.2 ACCEPTANCE OF PRODUCT. Customer may reject any Product which does not conform to the Specifications within sixty (60) days after receipt of such Product and, if not so rejected, shall be deemed to have been accepted.
Any such rejection must be accompanied by a detailed explanation of the nonconformance. IF ANY PRODUCT IS NOT IN COMPLIANCE WITH THE SPECIFICATIONS, SUDORMED'S SOLE OBLIGATION SHALL BE TO PROMPTLY REPLACE THE DEFECTIVE PRODUCT OR TO CREDIT CUSTOMER'S ACCOUNT.

          7.3 MANUFACTURING PRACTICES. Sudormed will manufacture Product in accordance with Good Manufacturing Practices and Quality System Regulations as defined under the United States Food, Drug and Cosmetic Act, and regulations thereunder, and maintain records and files, as legally required.

     8.   INDEMNITIES, PRODUCT WARRANTY, LIABILITY LIMITATION.

          8.1 CUSTOMER'S INDEMNITY. Customer shall defend, indemnify and hold harmless Sudormed from any and all loss or liability for any and all claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties and costs (including without limitation attorney's fees, costs and disbursements) arising from any injury or alleged injury to any person or business for property damage, personal injury or incidental, special or consequential damages arising out of or based upon the Product or its use unless any such loss or liability was due to Sudormed's failure to manufacture the Product in accordance with the specifications set forth in Exhibit A.

          8.2 SUDORMED'S INDEMNITY. Sudormed shall defend, indemnify and hold harmless Customer from any and all loss or liability for any and all claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation attorney's fees, costs and disbursements) arising from any injury or alleged injury to any person or business for property damage, personal injury or incidental, special or consequential damages to the extent that it results from Sudormed's failure to manufacture the Product in accordance with the specifications set forth in Exhibit A as determined at the time the Product is delivered to the carrier as provided in paragraph 6.2 above; provided, however, Sudormed shall be liable only to the extent its failure to meet specifications at the time of delivery resulted in the harm or injury for which Customer seeks indemnification. Sudormed shall also not be obligated to indemnify Customer for any loss or liability which results from or is caused by or is based upon any loss or liability referred to above in paragraph 8.1 for which Sudormed is entitled to indemnification.

          8.3 DEFENSE. Customer and Sudormed shall promptly notify each other of any claims under paragraphs 8.1 and 8.2 of this Agreement. Each party shall be entitled to control its own legal defense of any claim. To the extent that one party is indemnifying the other party pursuant to paragraph 8.1 or 8.2 of this Agreement, the indemnifying party shall have the sole control of the defense and, in such event, to the extent that the indemnified party incurs its own legal costs, such legal costs shall be borne by the indemnified party. Furthermore, the indemnified party shall provide, at the indemnifying party's expense, information and assistance as the indemnifying party may reasonably request for the purpose of defense. In no event shall the indemnified party be entitled to settle any claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

          8.4 PRODUCT WARRANTY. Sudormed warrants only that the Product will meet the applicable physical product specifications set forth in Exhibit A at the time of delivery to the carrier for shipment. Sudormed specifically does not warrant the Product for any unintended uses (whether or not foreseeable), for incompatibility or unsuitability with other product components or with pharmaceutical compounds, for noninfringement (other than to the same extent as warranted by Sudor Partners under the License Agreement), for intolerance to methods of sterilization, handling or storage, or for the suitability or acceptability of the product specifications, nor does Sudormed make any warranty on whether the Product will perform as anticipated. Customer shall make its own independent determination of the Product's suitability and acceptability. THIS WARRANTY IS MADE IN PLACE OF ANY OTHER WARRANTIES. SUDORMED NEITHER EXPRESSES NOR IMPLIES ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          8.5    EXCLUSIVE REMEDY.  CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR
ANY DEFECTIVE PRODUCTS OTHER THAN AS SPECIFIED IN PARAGRAPHS 8.1 THROUGH 8.4 IS, AT SUDORMED'S OPTION, TO SEEK REPLACEMENT OR TO SEEK A CREDIT TO ITS ACCOUNT FOR THE DEFECTIVE PRODUCTS.

     8.6 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SUDORMED WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGEND OR EQUITABLE THEORY (i) FOR ANY LOST PROFITS, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUDORMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR (ii) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS.

     9.   INSURANCE.

          Customer will maintain liability insurance covering such risks as are appropriate in accordance with sound business practice and its obligations under this Agreement including, but not limited to, at least the following liability coverages and limits:


          Annual Product                Amount of Insurance
          Sales Revenue                           Coverage
          -------------                      -----------------
          Under $1,000,000                    $2,000,000
          $1,000,000 to $5,000,000            $5,000,000
          $5,000,001 to $10,000,000          $10,000,000
          Over $10,000,000                   $20,000,000


     Customer shall provide Sudormed with a certificate of insurance evidencing the existence of these coverages.

     10.  PRODUCT APPROVALS; REGULATORY COMPLIANCE.

          Sudormed does not represent that the Product has been approved for marketing by the FDA or is covered by any application for approval for marketing filed with the FDA, or any comparable regulatory authority in the world. Customer shall, with respect to the use, sale or promotion of the Product, (i) comply with all applicable laws, regulations and standards of industry (including the maintenance and retention of records regarding sales and customers), and (ii) obtain and maintain all applicable approvals, registrations or notifications. Customer shall immediately notify Sudormed of any adverse or unexpected result or any actual or potential government action with respect to the Product.

     11.  TRADEMARKS; CONFIDENTIAL INFORMATION.

          11.1 TRADEMARKS; APPROVAL OF CERTAIN MATERIALS, ETC. The parties agree that Sudormed is to use Customer's own trademark(s) on the packaging of the Products. It is agreed that Customer is not authorized or licensed to use Sudormed's trademark(s) for any purpose, except as permitted by Sudormed, either during the term of this Agreement or thereafter.

Customer agrees that all labels and any other written material mentioning either the Product or Sudormed's name shall not be used or distributed without the prior written consent of Sudormed.

          11.2 CONFIDENTIAL INFORMATION. Customer and Sudormed acknowledge that each will receive confidential information from the other party. Both parties agree that during the term of this Agreement each shall only use confidential information to carry out the purposes of this Agreement, shall keep secret all such confidential information and shall use such care as each uses in maintaining the confidentiality of its own secret information. The obligations under this Section 11.2 shall survive termination of the Agreement.

          11.3 EXCEPTIONS. The obligation of confidentiality under paragraph 11.2 shall not apply:

                 (a) to information known, as shown by written record, at the time of receipt thereof from the other party; or

                 (b) to information which is lawfully received from a third party under no obligation of confidentiality; or

                 (c) to information which at the time of disclosure was in the public domain or thereafter becomes part of the public domain through no breach of this Agreement.

     12.  MISCELLANEOUS.

          12.1 EXCUSED PERFORMANCE. Neither Customer nor Sudormed shall be considered in default or be liable to the other party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such party, including but not limited to acts of God, explosion, fire, flood, war (whether declared or not), accident, labor strike or labor disturbances, inability of third party vendors to provide supplies, sabotage, order or decree of any court or action of government authority.

          12.2 NO ASSIGNMENT. Customer may not assign this Agreement or the rights herein granted or obligations undertaken to any other party without the express written consent of

Sudormed. Notwithstanding the foregoing, Customer shall be entitled to assign its rights and delegate its duties under this Agreement as provided in
Section 12.c. of the License Agreement.

          12.3 GOVERNING LAW. This Agreement shall be interpreted under and governed by the laws of the State of California notwithstanding any choice of law provision to the contrary. The courts in Orange County, California (with the Federal court being the first choice) shall have exclusive jurisdiction over and venue to hear any and all disputes arising under or concerning this Agreement, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such actions.

          12.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable. If any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole Agreement to either party.

          12.5   ENTIRE AGREEMENT; MODIFICATION.  This Agreement and
Exhibits A, B and C attached to this Agreement set forth the entire agreement between the parties relating to the subject matter contained in this Agreement. This Agreement may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by the parties hereto.

          12.6 NOTICES. Any and all communications provided for in this Agreement shall be in writing and sent by first class mail, postage prepaid and addressed to the last known address of the parties to be served therewith. Communications sent by Certified Mail - Return Receipt Requested, shall be deemed to have been duly given upon the mailing thereof. Any communication to be given to Sudormed shall be addressed to:

                 Sudormed, Inc.
                 12341 Newport Avenue, Suite D200
                 Santa Ana, California 92705

Any communication to be given to Customer shall be addressed to:

                 Pacific Biometrics, Inc.
                 1370 Reynolds Avenue, Suite 119
                 Irvine, California  92614

Any change in address shall be promptly communicated in writing from either party to the other party.

          12.7 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

          12.8 ATTORNEYS' FEES. If legal action is instituted on this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SUDORMED, INC.,                              PACIFIC BIOMETRICS, INC.,
a California corporation                     a Delaware corporation
/s/ William R. Miller                        /s/ Paul G. Kanan

By: William R. Miller                         By: Paul G. Kanan
   ---------------------                        ---------------------
Its: President                                Its: President and CEO
    --------------------                         --------------------


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